UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 1, 2018

Workday, Inc.

(Exact Name of the Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-35680	20-2480422
(Commission File Number)	(IRS Employer Identification No.)

6230 Stoneridge Mall Road, Pleasanton, California	94588
(Address of Principal Executive Offices)	(Zip Code)

(925) 951-9000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Section 5 – Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Workday, Inc. (“Workday”) announced that today Robynne Sisco and Chano Fernandez had been appointed Co-Presidents of Workday. Ms. Sisco will also continue to serve as Workday’s Chief Financial Officer and Mr. Fernandez will continue to have responsibility for Workday’s global field operations.

Ms. Sisco, 52, joined Workday in 2012 as Chief Accounting Officer and has been our Chief Financial Officer since April 2016. Prior to joining Workday, Ms. Sisco served as Chief Accounting Officer and Corporate Controller at VMware, a global provider of business infrastructure virtualization solutions, from June 2009 to August 2012. Ms. Sisco also previously served as Senior Vice President and Chief Accounting Officer at VeriSign, held senior finance positions at Oracle, Visa, General Electric and Ford, and currently serves on one private company board.

Mr. Fernandez, 48, joined Workday in 2014 as President, EMEA and APJ and was promoted to Executive Vice President, Global Field Operations in February 2017. Prior to joining Workday, Mr. Fernandez served as Senior Vice President and Head of Innovation Sales at SAP EMEA from 2007 to 2013. From 2002 to 2007, Mr. Fernandez was Vice President of EMEA sales at Infor, responsible for global and large accounts. Prior to that, Mr. Fernandez served as a Founding Partner and General Manager at Blue C, and as a Senior Consultant for McKinsey & Company.

Additionally, effective February 1, 2018, Mark Peek and Phil Wilmington, Workday’s prior Co-Presidents, were appointed to serve as Managing Director and Co-Head of Workday Ventures and Vice Chairman of Workday, respectively.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 7, 2018	WORKDAY, INC.

	By:	/s/ James P. Shaughnessy
	Name:	James P. Shaughnessy
	Title:	Senior Vice President, General Counsel and Secretary